UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 19, 2023

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company	58-0690070
(A Delaware Corporation)
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(404) 506-5000

1-6468	Georgia Power Company	58-0257110
(A Georgia Corporation)
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is furnished separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is furnished by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
The Southern Company	Common Stock, par value $5 per share	SO	New York Stock Exchange
The Southern Company	Series 2017B 5.25% Junior Subordinated Notes due 2077	SOJC	New York Stock Exchange
The Southern Company	Series 2020A 4.95% Junior Subordinated Notes due 2080	SOJD	New York Stock Exchange
The Southern Company	Series 2020C 4.20% Junior Subordinated Notes due 2060	SOJE	New York Stock Exchange
The Southern Company	Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2081	SO 81	New York Stock Exchange
Georgia Power Company	Series 2017A 5.00% Junior Subordinated Notes due 2077	GPJA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). (Response applicable to each registrant)
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01        Other Events.
On December 19, 2023, the Georgia Public Service Commission (“PSC”) voted to approve Georgia Power Company’s (“Georgia Power”) Application to Adjust Rates to Include Reasonable and Prudent Plant Vogtle Units 3 and 4 Costs (the “Application”) as modified by the related stipulated agreement (the “Prudency Stipulation”) among Georgia Power, the Georgia PSC Public Interest Advocacy Staff, the Georgia Association of Manufacturers, Georgia Watch, Georgia Interfaith Power & Light and the Partnership for Southern Equity.
While recognizing the Prudency Stipulation, the Application provided the necessary support to justify the reasonableness, prudence and recovery of $8.826 billion in total construction and capital costs, $1.07 billion in associated retail rate base items and the operating costs related to the full operation and output of Plant Vogtle Units 3 and 4. Under the terms of the approved Prudency Stipulation, Georgia Power will recover $7.562 billion in total construction and capital costs and associated retail rate base items of $1.02 billion, which includes allowance for funds used during construction (“AFUDC”) financing costs above $4.418 billion (the Georgia PSC-certified amount) up to $7.562 billion. Georgia Power will also recover projected operations and maintenance expenses, depreciation expense, nuclear decommissioning accruals and property taxes, net of projected production tax credits. After considering construction and capital costs already in retail base rates of $2.1 billion and $362 million of associated retail rate base items (approved by the Georgia PSC in November 2021), and upon achieving commercial operation of Unit 4, Georgia Power will include in retail rate base the remaining $5.462 billion of construction and capital costs as well as $656 million of associated retail rate base items.
When the rate adjustment occurs, Georgia Power’s Nuclear Construction Cost Recovery (“NCCR”) tariff will cease to be collected and financing costs will be included in Georgia Power’s retail revenue requirements.

Further, as included in the approved Prudency Stipulation, if commercial operation for Unit 4 is not achieved by March 31, 2024, Georgia Power’s return on equity used to determine the NCCR tariff and calculate AFUDC will be reduced to zero until commercial operation for Unit 4 is achieved. As of each Unit’s respective first refueling outage, if the respective Unit’s performance has materially deviated from expected performance, the Georgia PSC may order Georgia Power to credit customers for operations and maintenance expenses or disallow costs associated with the repair or replacement of any system, structure or component found to have caused the material deviation in performance if proven to be the result of imprudent engineering, construction, procurement, testing or start-up.
Annual retail base revenues will increase approximately $729 million and the average retail base rates will be adjusted by approximately 5% (net of the elimination of the NCCR tariff described above) effective the first day of the month after Unit 4 achieves commercial operation.
This decision resolves all issues for determination by the Georgia PSC regarding the reasonableness, prudence and cost recovery for the remaining Plant Vogtle Units 3 and 4 construction and capital costs not already in retail base rates.
As a result of the Georgia PSC’s approval of the Prudency Stipulation, Georgia Power will record a pre-tax credit to income of approximately $228 million ($170 million after tax) in the fourth quarter 2023 to recognize construction work in progress costs previously charged to income, which are now recoverable through retail rates. Associated AFUDC on these costs will also be recognized.
Any increases to the project capital cost forecast will not be recoverable through regulated rates and will be required to be charged to income, and such charges could be material. The ultimate outcome of this matter cannot be determined at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2023	THE SOUTHERN COMPANY GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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